Exhibit 12.1

TOPS HOLDING CORPORATION

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of consolidated earnings to consolidated fixed charges for the 28-week periods ended July 17, 2010 and July 11, 2009, and for Fiscal 2009, Fiscal 2008, the Fiscal 2007 Successor Period, the Fiscal 2007 Predecessor Period and Fiscal 2006 (in thousands, except ratio data).

	Tops Holding Corporation					Tops Markets, LLC
					Fiscal
					2007	Fiscal 2007
	28-Week Periods Ended				Successor	Predecessor
	July 17,	July 11,	Fiscal 2009	Fiscal 2008	Period	Period	Fiscal
	2010	2009	(53 weeks)	(52 weeks)	(4 weeks)	(48 weeks)(1)	2006(1)
Earnings:
Pre-tax (loss) income	$(10,080)	$(657)	$(20,308)	$(17,160)	$1,979	$(54,777)	$(25,769)
Plus:
Fixed charges	37,179	25,136	50,838	48,285	3,202	50,781	38,272
Amortization of capitalized interest	154	154	269	175	13	29	32
Less:
Interest capitalized	—	—	—	507	—	—	—
Total available earnings	$27,253	$24,633	$30,799	$30,793	$5,194	$(3,967)	$12,535

Fixed Charges:
Interest expensed	$30,993	$21,264	$42,970	$40,503	$2,763	$46,883	$34,510
Interest capitalized	—	—	—	507	—	—	—
Amortization of discounts/ capitalized costs	1,401	638	1,466	1,401	76	4	—
Interest in rental expenses	4,785	3,234	6,402	5,874	363	3,894	3,762
Total fixed charges:	$37,179	$25,136	$50,838	$48,285	$3,202	$50,781	$38,272

Deficiency	$(9,926)	$(503)	$(20,039)	$(17,492)		$(54,748)	$(25,737)
Ratio of earnings to fixed charges	(A)	(B)	(C)	(D)	1.62	(E)	(F)

(A)                              Due to registrant’s loss in the 28-week period ended July 17, 2010, the ratio coverage was less than 1:1.  The registrant must generate additional earnings of $9,926 to achieve a coverage ratio of 1:1.

(B)                                Due to registrant’s loss in the 28-week period ended July 11, 2009, the ratio coverage was less than 1:1.  The registrant must generate additional earnings of $503 to achieve a coverage ratio of 1:1.

(C)                                Due to the registrant’s loss in Fiscal 2009, the ratio coverage was less than 1:1.  The registrant must generate additional earnings of $20,039 to achieve a coverage ratio of 1:1.

(D)                               Due to the registrant’s loss in Fiscal 2008, the ratio coverage was less than 1:1.  The registrant must generate additional earnings of $17,492 to achieve a coverage ratio of 1:1.

(E)                                 Due to the registrant’s loss in the Fiscal 2007 Predecessor Period, the ratio coverage was less than 1:1.  The registrant must generate additional earnings of $54,748 to achieve a coverage ratio of 1:1.

(F)                                 Due to the registrant’s loss in Fiscal 2006, the ratio coverage was less than 1:1.  The registrant must generate additional earnings of $25,737 to achieve a coverage ratio of 1:1.

(1)                                  The operating results during these periods represent those of Tops Markets, LLC under the ownership of Koninklijke Ahold N.V.